Exhibit 11


                         Continental Homes Holding Corp.
                        Computation of Earnings Per Share


                                                          Three months ended
                                                               August 31,
                                                               ----------
                                                            1996         1995
                                                            ----         ----
Fully diluted:
Net income                                              $ 9,236,000  $ 5,224,000
Interest expense on convertible subordinated
  notes, net of income taxes                                875,000      401,000
                                                        -----------  -----------
                                                        $10,111,000  $ 5,625,000
                                                        ===========  ===========

Weighted average number of shares outstanding             7,003,206    6,927,672
Conversion of convertible subordinated notes
  (42.105 shares per $1,000 principal amount of notes)    3,631,556    1,489,250
Incremental shares relating to stock
  options exercisable                                        60,315       94,248
                                                        -----------  -----------
Weighted average number of shares outstanding
  assuming full dilution                                 10,695,077    8,511,170
                                                        ===========  ===========

Fully diluted net income per share                      $       .95  $       .66
                                                        ===========  ===========